EXHIBIT 12

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Millions)

                                               -----------------------
                                                 For the Nine Months
                                                 Ended September 30,
                                               -----------------------
                                                2002             2001
                                               ------            -----

Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations        $ 279           $  875
(Income)/Loss from Equity Investees, Net
of Distributions                                   (34)             (42)
Fixed Charges                                      722              667
Capitalized Interest and AFUDC                     (80)             (60)
Preferred Securities Dividends
Requirements of Subsidiaries                       (44)             (65)
                                                 =====           ======
Earnings                                         $ 843            1,375
                                                 =====           ======

Fixed Charges as Defined in
Regulation S-K (B):

Interest Expense                                   668              590
Interest Factor in Rentals                          10               12
Preferred Securities Dividends
Requirements of Subsidiaries                        44               65
Total Fixed Charges                              $ 722           $  667
                                                 =====           ======

Ratio of Earnings to Fixed Charges                1.17             2.06
                                                 =====           ======

(A) The term "earnings" shall be defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals and (d) preferred securities dividends requirements of majority-owned subsidiaries stated on a pre-tax level.